Exhibit n.5

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Square Capital Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments of Oxford Square Capital Corp. and its subsidiaries (the “Company”) as of December 31, 2019 and December 31, 2018, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, and in our report dated February 26, 2020, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments as of December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011, and December 31, 2010 and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011, and December 31, 2010 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of Oxford Square Capital Corp. and its subsidiaries as of December 31, 2019, December 31, 2018, December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011, and December 31, 2010 appearing on page 8 in the prospectus supplement, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York

February 26, 2020